**PROTEA BIOSCIENCES GROUP, INC.**

**CONVERTIBLE PROMISSORY NOTE ADDENDUM**

$100,000 Issue Date: June 15, 2012

This addendum is to acknowledge the fact that Summit Resources, Inc., by signing below, has agreed to extend the maturity date for the Converible Promissory Note issued by Protea Biosciences Group, Inc., a Delaware corporation (the "Company"), for the sum of $100,000 on April 16, 2012 (Issue Date). Whereas the original maturity was 90 days from the Issue Date, which results in a Maturity Date of July 15, 2012, this addendum extends the Maturity Date by 90 days to October 13, 2012.

All other specifics of the original Convertible Promissory Note remain as stated in the original Note.

Name of Holder: Summit Resources Inc [signature] Pres.

Address: 303 Collison Rd.
Mt. Lookout, WV
26678